EXHIBIT 6.4

STOCK PURCHASE AGREEMENT

Date:  October 5, 1999

BETWEEN: Banakor Swisse S.A.     ("Buyer")
West Bay St.
P.O. Box N10601
Nassau, Bahamas

AND:  Axion Spatial Imaging, Inc.    ("Company")
 9925 - 109th Street, Suite 700
Edmonton, Alberta   T5K 2J8
Canada


1.0   RECITALS

      1.1 The Company is a Nevada corporation in the business of providing geographic information systems and digital mapping technologies.

      1.2 Subject to specified conditions, the Company has agreed to sell and Buyer agreed to purchase 1,200,000 shares ("Shares") of the common stock of the Company, for the consideration and on the terms set forth in this Agreement. It is the intention of the parties that the Shares be deposited with Escrow Agent and released in increments against installment payments until the obligation of Buyer under this Agreement is satisfied and the purchase price fully paid.

      1.3 In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

2.0   DEFINITIONS

      2.1 "Agreement" means this Stock Purchase Agreement and all attached Exhibits and Schedules, the terms of which are incorporated by reference herein.

      2.2 "Buyer" has the meaning set forth in the Recitals section above.

      2.3 "Closing" or "Closing Date" means the date and time as of which the issuance of shares actually takes place and consideration is paid, which shall occur immediately following the execution of this Agreement, or at such other time or place as the Buyer and Company may mutually agree upon.

      2.4 "Company" has the meaning set forth in the Recitals section above.

      2.5  "Company Common Stock" means the common stock of Axion
Spatial Imaging, Inc., $.001 par value per share.

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      2.6   "Effective Date" means the date of this Agreement.

      2.7 "Escrow Agent" means the firm which holds the Shares in escrow, in this Agreement the firm of Tollefsen Business Law P.C. , 2707 Colby Ave., Ste. 901, Everett, Washington 98201; Tel 425-353-8883; Fax 425-353-9415.

      2.8 "Person" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

      2.9 "Purchase Price" means the total consideration to be paid for the Shares pursuant to Section 3.0 of this Agreement.
"Initial Purchase Price" and "Adjusted Purchase Price" have the meanings set forth in Section 3.3 of this Agreement.

      2.10   "Securities Act" means the U.S. Securities Act of
1933, as amended, together with applicable regulations promulgated thereunder.

      2.11 "Shares" means shares of Company Common Stock, consisting of one million two hundred thousand (1,200,000) shares, issued pursuant to this Agreement.

      2.12   "Transfer Agent" means the transfer agent, CJB
Transfer Services, #200   400 Inverness Drive South, Englewood, CO
80112, or any other entity designated to transfer Company securities.

3.0   PURCHASE AND SALE OF SHARES

      3.1 Subject to the terms and conditions of this Agreement, Buyer agrees to buy and the Company shall issue and sell to Buyer the Shares for the payment to the Company of an aggregate purchase price of three hundred thousand ($300,000) dollars, payable in lawful money of the United States, which purchase price is subject to adjustment pursuant to section 3.3 below ("Purchase Price").

      3.2 Payments. The Purchase Price shall be payable in accordance with the following schedule, with payment in full due on or before April 24, 2000, which payment schedule is subject to adjustment pursuant to section 3.3 below:
      3.2.1 $16,000 will be paid at Closing;
      3.2.2 The balance of $284,000 shall be payable in monthly installments, with payment in full due on or before April 24, 2000. The amount of the monthly installment shall be at least equal to the amounts set forth below, not to exceed $50,000 during any month, with the exception of the month of April
2000 during which the entire outstanding balance is due and payable. Installment payments shall be due on the 24th day of each month, until the balance of the Purchase Price is paid, as follows:
      - October 24, 1999    $ 16,000
      - November 24, 1999    $ 27,000
      - December 24, 1999    $ 41,000
      - January 24, 2000     $ 30,000
      - February 24, 2000    $ 15,000

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      - March 24, 2000       $ 34,000
      - April 24, 2000       $121,000

     3.3 Adjustments to Amount and Payment of Purchase Price.

     3.3.1 The initial aggregate purchase price of $300,000 is based on a per share consideration of $.25 ("Initial Purchase Price"). The Initial Purchase Price is expressly conditioned upon the timely payment to the Company of the entire Purchase Price on or before April 24, 2000. In the event full payment for the Shares is not received by the Company by April 24, 2000, the Purchase Price will be immediately adjusted from $.25 per share to $.37 per share, for an aggregate consideration of up to $444,000 ("Adjusted Purchase Price"), which shall be immediately due and payable.

     3.3.2 The amounts of the scheduled monthly installment payments set forth above are based upon the cash flow forecasts of the Company as of the date of this Agreement. The installment amounts may be increased in the sole discretion of the Company to make up additional projected cash flow deficits, as determined by the Company from time to time, after ten (10) days written notice to Buyer, but in an amount not to exceed $50,000 during any month (with the exception of the month of April 2000 during which the entire outstanding balance is due and payable).

     3.4 Closing. The Closing of the sale and purchase of the Shares shall take place at the offices of the Escrow Agent, Tollefsen Business Law P.C., immediately following the execution of this Agreement, or at such other time or place or on such other date as the Company and the Buyer may agree to in writing.

     3.4.1 At the Closing, subject to the provisions of this Agreement, the Company shall surrender to Escrow Agent (1) an outstanding certificate or certificates representing the Shares of the Company, free and clear of all liens, pledges, encumbrances, defect of title, charge or claim of any nature whatsoever. The certificates representing the Shares shall carry the restrictive legend set forth in Section 5.6 below, and shall be in negotiable form, duly endorsed, in form acceptable to the Transfer Agent; and
(2) all documents, instruments and writings required to have been delivered at or prior to Closing by the Company pursuant to this Agreement.

     3.4.2  At the Closing, Buyer shall deliver to the Escrow
Agent: (1) that portion of the Purchase Price payable upon Closing ($16,000) as determined pursuant to this Agreement in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Escrow Agent prior to Closing; and (ii) all documents, instruments and writings required to have been delivered at or prior to Closing by the Buyer pursuant to this Agreement.

     3.5 Default by Buyer, Partial Payment. If the Buyer shall fail or refuse to tender the complete Purchase Price, in accordance with the terms of this Agreement; the Buyer shall be entitled to purchase and retain that pro rata portion of the Shares for which it has advanced funds to the Company prior to default under the terms of this Agreement at the Adjusted Purchase Price. A purchase of a portion of the Shares shall result in a proportional reduction

                               -3-
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of the Purchase Price. The Company at its option and without prejudice to its rights against defaulting Buyer, may instruct the Escrow Agent to refuse to release the balance of the Shares in Escrow to the Buyer.

4.0   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     4.1 The Company represents and warrants to Buyer as follows that the statements contained in this Section 4.0 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section), except as set forth in the disclosure schedule accompanying this Agreement as Schedule A and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.0.

     4.2 The execution and delivery to Buyer by the Company of this Agreement, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its respective terms. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and any of the Company's closing documents, if required, and to perform its obligations under this Agreement and the Company's closing documents.

     4.3 To the best of the Company's knowledge, information and belief, neither the execution and delivery of this Agreement nor the compliance with and fulfillment of the terms and provisions of this Agreement:

           (a) will result in the breach of any term or provision of, or constitute a default under or conflict with the charter documents, Articles of Incorporation or Bylaws of the Company;

           (b) is prohibited by or requires any notification, consent, authorization, or any judgment, order, writ, injunction, or decree which is binding upon the Company, except for such approvals or other action or inaction as may be required under the securities or corporate laws of the various states or other jurisdictions.

     4.4 The Company is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its terms and provisions.


5.0   REPRESENTATIONS AND WARRANTIES OF BUYER

     5.1 Buyer represents and warrants to the Company as follows that the statements contained in this Section 5.0 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section), except as set forth in the disclosure schedule accompanying this Agreement as Schedule B and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.0.

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

     5.2 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     5.3 This Agreement, together with the constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder unless otherwise stated in this Agreement.

     5.4 Neither the execution nor the delivery of this Agreement, nor the compliance with and fulfillment of its terms and provisions:

           (a) will result in the breach of any term or provision of, or constitute a default under or conflict with the Articles of Incorporation or Bylaws of Buyer; and

           (b) is prohibited by or requires any notification, consent, authorization, or any judgment, order, writ, injunction, or decree which is binding upon Buyer, except for such approvals or other action or inaction as may be required under the securities or corporate laws of the various states or other jurisdictions.

     5.5 With respect to the purchase of the Shares, Buyer warrants and represents the following:

           (a) Buyer has been fully advised of the financial condition of the Company, has been allowed to review all relevant financial, business and legal documentation sufficient to enable it to evaluate its investment in the Shares. No representation or inducement has been made to Buyer which conflicts with this information;

           (b) Buyer has been provided with all materials and information requested by Buyer or its representatives, including any information requested to verify any information furnished, and Buyer has been provided the opportunity for direct communication with the Company and its representatives regarding the purchase made by this Agreement, including the opportunity to ask questions of and receive answers from the executive officers and directors of the Company;

           (c) Buyer has sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of this investment and of making an informed investment decision with respect to the investment;

           (d) Buyer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment;

           (e) Buyer was not solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of Company securities;

           (f) Buyer is investing in the securities for Buyer's account and not with a view for resale and Buyer does not intend to divide Buyer's participation with others;

           (g) Buyer understands and acknowledges that the Shares will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and that the certificate(s) representing the Shares will bear a legend similar to the following:

    The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and are "restricted securities" as that term is defined in Rule 144 as promulgated under the Act. The securities may not be sold or transferred for value without an effective registration statement under the Act, pursuant to the provisions of Rule 144 under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company;

           (h) At the time Buyer was offered the Shares, it was, and at the date of this Agreement is, and at the Closing Date it will be, an "accredited investor" as that term is defined in Rule
501(a) under the Securities Act.

6.0   OTHER COVENANTS OF THE PARTIES

     6.1 The Parties agree as follows with respect to the period from and after the execution of this Agreement, that each of the Parties will use its reasonable best efforts to take all action and to do all things all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

     6.2 Escrow. The Parties agree to enter into the escrow agreement attached and made part of this Agreement as Addendum B. The Company agrees to issue the Shares into escrow certificates to be held by Escrow Agent registered in the names of Buyer pursuant to the terms of the Escrow Agreement. These certificates shall be in denominations of 135,135 shares.

     6.3 Attorney-in-Fact. To effectuate the terms and provisions of this Agreement, and the Escrow Agreement, the Company hereby designates and appoints the Escrow Agent and each of its designees or agents as attorney-in-fact of the Company, irrevocably and with power of substitution, with authority to carry out any acts and things necessary or advisable in the sole discretion of the Escrow Agent to carry out and enforce this Agreement, and the Escrow Agreement. All acts done under the foregoing authorization are hereby ratified and approved and neither the Escrow Agent nor any designee or agent shall be liable for any act of commission or omission for any error of judgment or for any mistake of fact or law. This power of attorney being coupled with an interest is irrevocable while any any portion of the Shares remain unreleased from escrow or the Escrow Agreement remains unsatisfied.

7.0 ESCROW SHARES, DIVIDENDS, VOTING

     7.1 The stock certificate(s) representing the Shares shall be held in trust by Escrow Agent.

     7.2 As the installment payments of the Purchase Price are made in accordance with Section 3.2 of this Agreement, the Shares shall be released to Buyer, except, however, the Shares shall be released in blocks of not less than 135,135 shares based on the Adjusted Purchase Price of $.37 per share, so that 135,135 Shares will be released to Buyer for each $50,000 received by the Company in payment of the Purchase Price. In the event full payment for the Shares is received by the Company by April 24, 2000, the balance of the Shares will be released to Buyer in accordance with the Initial Purchase Price. In the event full payment for the Shares is not received by the Company by April 24, 2000, any and all Shares released to Buyer will be sold only at the Adjusted Purchase Price.

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

     7.3 If Buyer shall become entitled to receive or shall receive, in connection with any of the Shares, any:

           (a) Stock certificate, including without limitation, any certificate representing a stock dividend or in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;

           (b) Option, warrant, or right, whether as an addition to or in substitution or in exchange for any of the Shares or otherwise;

           (c) Dividend or distribution payable in property, including securities issued by other than the issuer of any of the Shares; then the Company shall accept the same in trust for Buyer, and shall deliver them forthwith to the Escrow Agent in the exact form received.

     7.4 Unless an event of default shall have occurred and be continuing, Buyer shall be entitled to receive for its own use cash dividends on the Shares paid out of earned surplus. Upon the occurrence of an event of default, the Company may require any such cash dividends to be delivered to the Company as additional security or applied toward the satisfaction of Buyer's obligation.

     7.5 The Shares shall not be voted by either party so long as they remain in escrow. As each block of shares is released from escrow based on the Adjusted Purchase Price, Buyer shall have the right to vote these shares immediately upon release from escrow. Should, however, Buyer fail to make full payment for the Shares by April 24, 2000 as provided in Section 3.2 of this Agreement, Buyer thereafter shall only vote those shares previously released from escrow under the provisions of this Agreement.

     7.6 Should Buyer fail to make full payment for the Shares by April 24, 2000 as provided in Section 3.2 of this Agreement, at the sole discretion of the Company those shares not released from escrow may be retired and restored to the status of authorized and un-issued shares, or may be disposed of for such consideration as the board of directors may determine.


8.0   TERMINATION

     8.1 This Agreement may, by written notice given prior to or at the Closing, be terminated as follows:

           (a) by either Buyer or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived; or

           (b)  by mutual written consent of Buyer and the Company.

     8.2 Each Party's right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9.0   INDEMNIFICATION

     9.1 All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

     9.2 The Company, jointly and severally, and Buyer mutually agree to indemnify and hold each other harmless along with their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with any breach of any representation, warrant, covenant or obligation made by the other Party in this Agreement.

     9.3 Buyer understands and acknowledges that the Shares are being sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, and the availability of that exemption, depends in part, on the accuracy and truthfulness of the representations made by Buyer in this Agreement. Buyer agrees to indemnify the Company, and any person participating in the offering and to hold them harmless from and against any and all liability, damage, cost, or expense (including, but not limited to, reasonable attorneys' fees) incurred on account of or arising out of:

          (a) Any inaccuracy in the declarations, representations, and warranties set forth above in Section 5.0 made by Buyer to the Company in connection with its subscription;

          (b) The disposition of any of the securities which Buyer will receive, contrary to Buyer's declarations, representations, and warranties set forth in this Agreement; and

          (c) Any action, suit, or proceeding based on (i) the claim that Buyer's declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company, or (ii) the disposition of any or any part of the securities.

                               -8-
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10.0    NOTICES

     10.1 Any notice, request, demand, claim, instruction, or other document to be given to any party pursuant to this Agreement shall be in writing delivered personally or sent by mail, registered or certified, postage fully prepaid, as follows:

     If to the Company, to the address set forth on the first page of this Agreement, with a copy to:

                  Tollefsen Business Law P.C.
                  2707 Colby Ave., Ste. 901
                  Everett, Washington  98201
                  Attn:  Stephen N. Tollefsen

 If to Buyer, to the address set forth on the first page of this Agreement.

     10.2 Any party may give any notice, request, demand, claim, instruction, or other document under this section using any other means (including expedited courier, messenger service, telecopy, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, instruction, or other document shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change its address for purposes of this section by giving notice of the change of address to the other party in the manner provided in this section.

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11.0  GENERAL PROVISIONS

     11.1 Except for the fees and expenses of the Company's counsel, Buyer will bear its own expenses incurred in connection with the execution, and performance of this Agreement and its terms and conditions, including all fees and expenses of agents, representatives, counsel, and accountants.

     11.2 The Parties agree to furnish upon request to each other such further information, and to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.3 The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.4 This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.5 Neither party may assign any of its rights under this Agree-ment without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary or affiliate of Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the suc-cessors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.6 If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.7 The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.

     11.8 With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.9 This Agreement will be construed in accordance with its terms and the laws of the State of Washington.

     11.10 This Agreement may be signed in as many counterparts is as necessary and all signatures so executed shall constitute one Agreement, binding on all Parties as if each was a signatory on the original. 11.11 In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be awarded and receive from the non-prevailing party all costs and expenses, including all reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court, in the action and on appeal.

     11.12 The addenda, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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


12.0  SIGNATURES

     12.1 IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:
BANAKOR SWISSE S.A.

/s/ Joseph Castiglione
__________________________________________
By: Joseph Castiglione, Director

The Company:
AXION SPATIAL IMAGING, INC.

/s/ Ian Basford
_________________________________________
By:  Ian Basford, President


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SCHEDULE A


DISCLOSURE SCHEDULE
(pursuant to Section 4.0)







[This page intentionally left blank]


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SCHEDULE B


DISCLOSURE SCHEDULE
(pursuant to Section 5.0)







[This page intentionally left blank]

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